OFFER TO PURCHASE FOR CASH
ALL ISSUED ORDINARY SHARES
OF
PACIFIC INTERNET LIMITED
(Singapore company registration no. 199502086C)
AT
US$10.00 NET PER SHARE
PURSUANT TO THE OFFER TO PURCHASE
DATED 2 MAY 2007
BY
CONNECT HOLDINGS LIMITED
(Bermuda company registration no. 38611)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON 7 JUNE 2007, 12 NOON, SINGAPORE TIME ON 7 JUNE 2007, UNLESS THE OFFER IS EXTENDED.

2 May 2007

To Brokers, Dealers, Banks, Trust Companies and other Nominees:

This letter relates to the Offer to Purchase dated 2 May 2007 and the related Letter of Transmittal (which, together with amendments or supplements thereto, collectively constitute the Offer to Purchase) relating to the offer (the Offer) by Connect Holdings Limited, a Bermudan company (Purchaser), to purchase all issued ordinary shares (the Shares, and each a Share) of Pacific Internet Limited, a Singapore company (PacNet), at a purchase price of US$10.00 net in cash per Share, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase. All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

1. Offer to Purchase dated 2 May 2007;

2. Letter of Transmittal to be used by shareholders of PacNet in accepting the Offer (manually signed facsimile copies of the Letter of Transmittal may also be used to tender the Shares);

3. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

4. Notice of Guaranteed Delivery with respect to the Shares;

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6. Return envelope addressed to The Bank of New York (the Depositary).

The Offer is conditioned upon the satisfaction of certain Conditions including, among other things:

(a) Minimum Tender Condition.  The Minimum Tender Condition requires the tender of a sufficient number of shares such that we would own (including shares we currently own) more than 50% of the issued shares of PacNet as of the final expiration of this Offer (including shares issued or to be issued pursuant to Options validly exercised on or before the final expiration date). Under the Singapore Code, we are not permitted to waive the Minimum Tender Condition and this Offer will not successfully close unless this Condition is satisfied.

(b) Regulatory/ Third Party Approvals.  All approvals and authorisations, including without limitation the Info-Communications Development Authority of Singapore approval, necessary or appropriate for or in connection with this Offer from all relevant authorities in any jurisdiction shall have been obtained and be in full force and effect, and all statutory and regulatory obligations in any jurisdiction shall have been complied with. As of the date of this Offer, the Purchaser is not aware of any further regulatory requirements which must be complied with or approvals which must be obtained in connection with this Offer.

(c) No Injunctions.  No governmental authority shall have taken any action or enacted any statute which might require particular actions or impose limitations that would be contrary to the intentions of this Offer or be detrimental to PacNet or the Purchaser.

(d) No Material Adverse Change.  Since 30 September 2006, there shall not have been any adverse change in the PacNet group taken as a whole nor any legal proceedings against PacNet, any other member of the PacNet group or any PacNet affiliate which could have a material adverse effect on the PacNet group taken as a whole, so as to result in a reduction by more than 10% in the net tangible assets or the net profit after tax of the PacNet group for the financial year in which the relevant event occurs but shall not include the effect of extraordinary or one-off items, or a reduction by more than 15% in the net income (being revenues less cost of sales, depreciation, interest, taxes and amortization) of the PacNet group for any two financial quarters following the most recent publicly disclosed quarterly financial statements at the time of the relevant event and after making adjustments for the relevant event.

(e) No Subsequent Discovery.  The Purchaser not having discovered (i) that any financial, business or other information concerning the PacNet group disclosed by any member of the PacNet group, whether publicly or in writing to the Purchaser or to its advisers, is misleading, contains any misrepresentation or omission and which was not subsequently corrected before the date of the Offer, so as to result in a reduction by more than 10% in the net tangible assets or the net profit after tax of the PacNet group for the relevant financial period to which such financial or business or other information relates, or a reduction by more than 15% in the net income (being revenues less cost of sales, depreciation, interest, taxes and amortization) of the PacNet group for any two financial quarters following the then most recent publicly disclosed quarterly financial statements after making adjustments for the relevant misleading information, misrepresentation or omission; or (ii) that any member of the PacNet group is subject to any liability which is not disclosed in PacNet’s annual report and consolidated accounts for the financial year ended 31 December 2005 which results in an increase in the liabilities of the PacNet group by an amount equivalent to more than 10% of the net tangible assets of the PacNet group.

See Section 15 of “THE OFFER — Certain Conditions of this Offer” for a more detailed description of the Conditions to the Offer.

We urge you to contact your clients promptly. Please note that the Offer and any withdrawal rights that your clients may have will expire at 12:00 midnight, New York City time, on 7 June 2007, 12:00 noon, Singapore time on 7 June 2007, unless extended. The board of directors of PacNet has not yet made any recommendation regarding the Offer.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) Share certificates (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase)); (b) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal); and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.

Neither PacNet nor the Purchaser will pay any fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. The Purchaser will reimburse you upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers.

Questions may be directed to us at the addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase. Requests for additional copies of the enclosed materials may be directed to MacKenzie Partners, Inc., the Information Agent, at the address and telephone numbers appearing on the back page of the Offer to Purchase.

Very truly yours,

CONNECT HOLDINGS LIMITED

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF CONNECT HOLDINGS LIMITED, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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